UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 31, 2004

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 31, 2004, Universal Health Realty Income Trust (the “Trust”) completed its sale of the land and buildings comprising the Virtue Street Pavilion, located in Chalmette, Louisiana, to UHS of New Orleans, Inc., the former lessee of the facility and a wholly owned subsidiary of Universal Health Services, Inc. (“UHS”). The purchase was completed pursuant to the exercise of an option granted to UHS of New Orleans, Inc., under the previous lease for the facility. The purchase price for the facility was $7,320,000 and was determined, in accordance with the terms of the lease, based upon independent appraisals obtained by both UHS of New Orleans, Inc., and the Trust. The sale resulted in a gain to the Trust of approximately $775,000.

UHS owns approximately 6.7% percent of the Trust’s outstanding shares of beneficial interest. The Trust has granted UHS an option to purchase its shares in the future at fair market value to enable UHS to maintain a 5% interest in the Trust. Additionally, UHS of Delaware, Inc. (the “Advisor”), a wholly owned subsidiary of UHS, serves as Advisor to the Trust under an Advisory Agreement (the “Advisory Agreement”) dated December 24, 1986. Under the Advisory Agreement, the Advisor is obligated to present an investment program to the Trust, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to the Trust), to provide administrative services to the Trust and to conduct its day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal and other services, for which the Advisor is reimbursed directly by the Trust. The Advisory Agreement expires on December 31 of each year, however, it is renewable by the Trust, subject to a determination by the Trustees who are unaffiliated with UHS, that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by the Trust or the Advisor. The Advisory Agreement has been renewed for 2005.

Subsidiaries of UHS lease five hospital facilities owned by the Trust with terms expiring through 2008. The leases with subsidiaries of UHS are unconditionally guaranteed by UHS and are cross-defaulted with one another. Pursuant to the terms of the leases with subsidiaries of UHS, the Trust earns fixed monthly base rents plus bonus rents based upon each facility’s net patient revenue in excess of base amounts. The bonus rents are computed and paid on a quarterly basis upon a computation that compares current quarter revenue to a corresponding quarter in the base year. These leases contain remaining renewal options ranging from two to five, five-year periods. Pursuant to the terms of these leases, UHS has the option to purchase the respective leased facilities at the end of the lease terms or any renewal terms at the appraised market value. In addition, UHS has the rights of first refusal to: (i) purchase the respective leased facilities during and for 180 days after the lease terms at the same price, terms and conditions of any third-party offer, or; (ii) renew the lease on the respective leased facility at the end of, and for 180 days after, the lease term at the same terms and conditions pursuant to any third-party offer.

The annual minimum rent payable to the Trust under the Virtue Street Pavilion lease with UHS was $1,261,000 and no bonus rent was earned on this facility during 2004. As a result of the sale of the Virtue Street Pavilion, the Trust’s future funds from operations and results of operations will likely be adversely affected since at interest rates as currently projected, the reduction in annual interest expense resulting from repayment of borrowings using the sale proceeds is likely to be approximately $1 million less than the annual rental payments previously earned by the Trust pursuant to this lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: January 4, 2005	By:	/s/ Alan B. Miller
Alan B. Miller
	Title:	Chairman of the Board, Chief Executive Officer and President

	By:	/s/ Charles F. Boyle
Charles F. Boyle
	Title:	Vice President, Chief Financial Officer and Controller